Exhibit 10.10

ECARX HOLDINGS INC.

2021 Restrictive Share Incentive Plan (Trust)

(Effective from December 1, 2021)

ECARX HOLDINGS INC.

2021 Restrictive Share Incentive Plan (Trust)

1.       Purpose. The 2021 Restrictive Share Incentive Plan (Trust) (hereinafter referred to as the “Plan”) is intended to attract and retain the best talents on the market, to motivate the Company’s or its related entities’ senior management members, core experts, employees of level P5-2 or higher, and those who have made outstanding contribution to the Company’s technological breakthroughs and created commercial value for the Company (Hereinafter the “Eligible Incentive Parties”).

2.       Definition. In this Plan and Grant Agreement, the following terms shall apply, except where otherwise defined in a separate grant agreement. If a certain term is otherwise defined in a separate grant agreement, then such definition shall replace that set out in Article 2 hereof.

(a) “Grantee” means an Eligible Incentive Party to whom a grant is made hereunder.

(b) “Disability” means the situation in which a Grantee becomes unable to perform his/her function and duty for no less than ninety (90) consecutive days due to any medically assessable physiological or mental impairment. A Grantee shall not be deemed to be disabled unless he/she has provided the Administrator with evidence of his/her impairment which is reasonably satisfactory as determined by the Administrator at its discretion.

(c) “Continuous Service” means the rendering of service by a Grantee for the Company or its related entities in the capacity of an Eligible Incentive Party which is not suspended or terminated. If pursuant to the applicable law of the jurisdiction where the Grantee is, the service of a Grantee must not be effectively terminated unless a prior notice is given, then the Continuous Service of the Grantee shall terminate at the time when he/she actually ceases to provide service for the Company or its related entities, notwithstanding any requirement for notification period which must be satisfied under applicable law in order to effectively terminate the service of the Grantee. When the Continuous Service of a Grantee has actually terminated, or the subject for which the Grantee renders service is no longer a related entity, then the Continuous Service of the Grantee shall be deemed to have been terminated. Under the following conditions, the Continuous Service of a Grantee shall not be deemed to have been terminated: (i) approved leave; (ii) transfer of an Eligible Incentive Party between the Company, any of its related entities or any successor; or (iii) any change in capacity notwithstanding which the Grantee continues being employed by the Company or its related entity in the capacity of an Eligible Incentive Party(unless otherwise provided in the Grant Agreement). Approved leave includes sick leave, leave for military service or any other private leave of absence approved.

(d) “Director” means a member of the board of directors of the Company or any related entity.

(e) “Board of Directors” means the board of directors of the Company.

(f) “Split-Up Transaction” means a transaction in which the Company distributes all or a part of the shares in any of its subsidiaries to its shareholders.

(g) “Senior Management Members” mean any individual hired by the Company or its related entity who holds a senior managerial position such as [CEO, COO, CFO, CTO and Strategic Advisor];

(h) “Company” means ECARX HOLDINGS INC., a company incorporated under the laws of Cayman Islands, or any successor-in-interest of this Plan under the circumstance where a Sale in Entirety of the Company occurs.

(i) A “Sale in Entirety of the Company” means any of the transactions mentioned below (as reasonably determined by the Administrator):

(i)       Merger of the Company with or into, acquisition of it by, or other business combination between it and any other entity, in which the Company is not the surviving entity, or any other single transaction or a series of transactions in which the shareholders of the Company existing immediately before such transaction or transactions cease to own the majority of voting rights in the surviving entity immediately after the completion of the transaction, except for a transaction of which the main purpose is to change the Company’s place of incorporation;

(ii)       the sale, transfer, granting of an exclusive license in respect of and otherwise disposing of all or substantially all the assets of the Company, its subsidiaries, related companies;

(iii)       completion of liquidation or winding up by the Company;

(iv)       a reverse takeover or a series of related transactions leading to a reverse takeover where the Company is the surviving entity(including but not limited to a takeover bid prior to a reverse takeover), except the situations mentioned below which are deemed by the Administrator not constituting a Sale in Entirety or a series of related transactions leading to the Sale in Entirety: (A) the ordinary shares issued and outstanding prior to the takeover are converted into or exchanged for other properties (whether it being securities, cash or other form of properties) pursuant to the takeover, or (B) shares issued and outstanding representing fifty percent (50%) of the Company’s voting rights are transferred to one or several entities other than the entity which owns such shares prior to the takeover or a series of related transactions leading to the takeover; or

(v)       except the situation in which any entity or a group related to such entity (other than the Company or an employee benefit plan initiated by the Company) acquires the beneficial ownership of fifty percent (50%) or more of the Company’s outstanding voting shares, which, as the Administrator deems, does not constitute a Sale in Entirety of the Company or a series of transactions leading to a Sale in Entirety.

(j) “Shares” mean the ordinary shares of the Company.

(k) “Administrator” means Mr. Shen Ziyu or any committee or individual appointed by him to administer this plan.

(l) “Related Parties” mean: (a) as to an entity, any other entity which directly or indirectly controls the first-mentioned entity, which is controlled by the first-mentioned entity or which is under common control with the first-mentioned entity; or(b) in the case of an individual, a “related party” shall include his/her parents, spouse, children(and the spouse of his/her children, if any), siblings (and the spouse of his/her siblings), or other lineal relatives, or any entity which is controlled by any of the individuals mentioned above.

(m) “Related Entities” mean any parent company, subsidiary or related party of the Company, and any company, corporation, partnership, limited liability company or other entity which is directly or indirectly beneficially owned by the Company, its parent company, subsidiary or related party.

(n) “Core Experts” mean any individual employed by the Company or its related entity, who holds a core R&D position in the Company or its related entity, such as [Chief Scientist/Senior Researcher/Chief Engineer].

(o) “Succession” means that, as at the time when a Sale in Entirety of the Company occurs: (i) the Company expressly acknowledges the grant, or (ii) the successor involved in the Sale in Entirety of the Company or the parent company thereof expressly indicates that (rather than solely a mandatory requirement of law) it would inherit the contractual obligations under a grant, such inheritance may give rise to appropriate adjustment of the number and type of shares to be issued by the successor or its parent company under the grant, the grant price and conditions for disposal of the shares, provided that such adjustment shall at least retain the indemnification elements under the grant which are determined pursuant to the instrument giving consent to the inheritance of the grant as at the time when the Sale in Entirety of the Company occurs.

(p) “Plan” means this 2021 Restrictive Share Incentive Plan (Trust).

(q) “Change in Control” means (as reasonably determined by the Administrator) a change in the ownership or control of the Company resulting from the situations mentioned below: any entity or a group related to such entity directly or indirectly acquires the beneficial ownership of fifty percent (50%) or more of the outstanding voting shares of the Company (except for acquisition by the Company, the employee benefit plan initiated by the Company or a related party of the Company), which acquisition is done through directly making a tender offer or exchange offer to the Company’s shareholders, and in which the majority of directors who are not related parties of the offer or have advised the shareholders not to accept such offer.

(r) “Control”, as to a specific entity, means the power and authority (whether or not exercised) to directly or indirectly give instructions on such entity’s business, management or decision-making through the ownership of voting shares, by contract or otherwise. Such power or authority shall be conclusively deemed to exist if the following conditions are met: beneficially owning fifty percent (50%) or more of the voting power represented by all the votable shares at the general meeting of such entity, or having the power to control the majority of the members of the entity’s board of directors.

(s) “Parent Company” means any company (other than the “Company” ) on a continuous company chain of which the Company forms the end, and in which every company (other than the “Company”) owns or controls fifty percent (50%) or more interest in the aggregate voting power represented by the various classes of shares of another company on the company chain. Any company which meets the criteria for a parent company after the entry into effect of this Plan shall be deemed to be a parent company from the date on which such criteria are met.

(t) “Ordinary Shares” mean the ordinary shares of the Company with par value of US$0.000005 each, the par value per share may be adjusted proportionately to reflect dividend distribution, share split or similar transactions.

(u) “Applicable Laws” mean laws and regulations relating to this Plan and Grant made hereunder, including: applicable laws, statutes, regulations, federal securities laws, state corporation laws and state securities laws, the rules of any applicable share exchange or national trading systems, as well as the laws, regulations, orders or rules of any jurisdiction which apply to a grant made to residents in such jurisdiction or the Grantee.

(v) “Initial Public Offering” means the Company’s undertaking to offer and issue any of its securities(or securities of its successor) to the general public for the first time in pursuance of: (a) registration statements submitted in accordance with the Securities Act of 1933 and subsequent amendment thereto, or(b) in the case that such securities shall be listed for trading on other internationally recognized share exchange, the securities law of the jurisdiction where the share exchange is located, which apply to the issuance of securities.

(w) “Grant” means the grant of restrictive share made hereunder. For the avoidance of doubt, as the shares intended to be issued in connection with the grant made hereunder are actually held through a trust platform, a grant made in pursuance hereof shall be fulfilled through the appointment of the trust platform and the related trust beneficiary by the settlor of trust and through distribution of interest in the trust.

(x) “Grant Agreement” means a written agreement executed between the Company and a Grantee evidencing the grant, and the subsequent amendment made thereto.

(y) “Substitution” means the replacement of a grant made hereunder pursuant to the Sale in Entirety of the Company, with comparable shares, share incentive or cash incentive plan of the Company, its successor (if applicable) or its parent company, where the comparable shares, share incentive or cash incentive plan has retained the indemnification element existing in the grant as at the time when the Sale in Entirety of the Company occurs, and has provided the Grantee with the same (or more favorable) conditions for the disposal of shares as compared with the original grant. The “Comparability” of a grant shall be determined by the Administrator, whose decision shall be final, binding and conclusive.

(z) “Restrictive Shares” mean shares issued to a Grantee hereunder for a certain consideration (if any), which are subject to terms governing the transfer, repossession and confiscation of such shares and other restrictive terms as may be imposed by the Administrator.

(aa) “Trust” means a trust created for the purpose of this plan.

(bb) “Settlor of Trust” means Mr. Shen Ziyu.

(cc) “Trust Platform” is a collective term referring to BRAND MARKET INTERNATIONAL LIMITED which is one hundred percent (100%) controlled by the Trust and SHINE LINK VENTURE LIMITED which is one hundred percent (100%) controlled by BRAND MARKET INTERNATIONAL LIMITED (i.e. the Trust actually owns shares in the Company through indirectly owning one hundred percent (100%) shares in SHINE LINK VENTURE LIMITED).

(dd) “Entities” mean any individual, corporation, partnership, limited partnership, limited liability company, institution, joint venture, estate, trust, unincorporated organization, association, enterprise, firm, corporation not-for-profit, entity, governmental and regulatory body, or entity of any other kind or nature.

(ee) “Subsidiary”, as to a specific entity, means (i) any entity, (x) in respect of which the specific entity owns more than fifty percent (50%) shares or other interest granting voting power for the election of directors of such entity, or (y) more than fifty percent (50%) of whose profit or capital is directly or indirectly owned by such specific entity (or indirectly through one or more of its subsidiaries); (ii) any entity, all or a part of whose assets are consolidated with the net income of the specific entity and recorded in the financial statements of the specific entity for the purpose of financial reporting in accordance with applicable accounting standards; or (iii) any entity, in respect of which the specific entity has the power to give instructions directly or indirectly regarding its business or decision-making.

3.       Shares under this Plan

(a) The aggregate number of shares intended for issuance in connection with a grant made hereunder shall not exceed the number of the entire ordinary shares held by the Trust Platform (which, subject to the provisions of Article 10 below, may be adjusted proportionately in order to reflect dividend distributions, share split or similar transactions).

(b) If a grant (or part of a grant) is confiscated, cancelled or withdrawn (whether or not voluntarily), any shares corresponding with such grant shall not be deemed to be outstanding shares for the purpose of computing the maximum number of shares issuable hereunder. The shares actually issued hereunder by virtue of a grant shall not be returned and be used as shares for the purpose hereof, and shall not be used as shares for future issuance hereunder, unless the relevant shares are confiscated, cancelled or withdrawn by the Company pursuant to this Plan, in which case, such shares may be used in connection with future grants made hereunder.

4.       Plan Administration

(a) Plan Administrator

(i)       Administration. This Plan shall be administered by the Administrator. The Administrator may authorize one or more senior managers or directors to make a grant, and may impose restrictions on such grant from time to time at its discretion.

(ii)       Binding force. Any grant made or interpretation of any grant agreement made by the Administrator in respect or in pursuance of this Plan, as well as all decisions and elections made by the Administrator in respect of this Plan shall be final, binding and conclusive.

(b) Powers of the Administrator. Subject to applicable laws and the terms hereof (including any other rights conferred upon the Administrator hereunder), the Administrator shall exercise the following rights at its discretion:

(i)       To select and determine, from time to time, the list of individuals who shall be eligible for a grant hereunder as Eligible Incentive Parties;

(ii)       to determine whether to make a grant in pursuance hereof and the scope of such grant;

(iii)       to determine the type or number of grant, and to determine the number of shares or amount of consideration which corresponds with each grant made hereunder;

(iv)       to approve the standard text of a grant agreement to be used in connection herewith, and to amend the terms thereunder;

(v)       to determine or amend the terms and conditions under which any grant shall be made hereunder(including but not limited to the Share Grant Notice and the conditions for disposal of such shares under the grant agreement and the grant price);

(vi)       to amend the terms of any grant made hereunder in respect of which issuance has been made, provided that, without the Grantee’s written consent, no amendment shall be made which has a material adverse effect on the rights of the Grantee under a grant in respect of which issuance has been made;

(vii)       to interpret the terms of this Plan and grant made hereunder, including but not limited to a Share Grant Notice or Grant Agreement made in accordance herewith;

(viii)       to request the Grantee to provide a statement or evidence, guaranteeing that the money used by him/her for paying the price of any grant is lawfully obtained and remitted from the jurisdiction where the Grantee resides in accordance with applicable law;

(ix)       to take other actions that the Administrator deems appropriate, which do not contravene the terms of this Plan and applicable laws.

(c) Indemnification. In addition to other rights of indemnification which may be available to board members or employees of the Company or its related entities, the board members or employees who are authorized to represent the Administrator or the Company in administering this Plan shall, to the extent permitted by applicable law and approved by the Administrator, receive protection and indemnification from the Company (on an after-tax basis), be indemnified against all actual and necessary expenses including attorney’s fee (arising from the defense or appeal of any claim, investigation, action or other proceedings to which such individuals are made a party as a result of their action or omission to act pursuant to this Plan or the grant made hereunder), as well as all amounts paid by such individuals as a result of settlement (if the Company agrees to settle) or suit, investigation, action, litigation or other proceeding, unless in such claim, investigation, action, suit or other proceedings, such individuals are held to be legally liable as a result of bad faith or willful misconduct. The above-mentioned indemnification is subject to the condition that, within thirty (30) days from the occurrence of any such claim, investigation, action, suit or other proceedings, such individuals shall have provided the Company with a written notice, thereby affording the Company an opportunity to defend, at its own expense, such claim, investigation, action, suit or proceedings.

5.         Eligibility

Authorization may be granted to Eligible Incentive Parties. Unless otherwise decided by the Manager, the Eligible Incentive Parties who have been granted Authorization will no longer participate in the Company’s other equity or option incentive Plans.

6.         Authorization-related Terms

(a) Authorization Category. Under this Plan, the Manager has the right to grant Restrictive Shares of the Company to Eligible Incentive Parties that do not conflict with the terms of this Plan. Notwithstanding the foregoing stipulations, since the Shares used for authorized issuance under this Plan have been actually held through the Trust Platform, the Company Shares granted under this Plan will be reflected in the corresponding share of the Trust Platform’s right to benefit distribution.

(b) Designation of Authorization. Each Authorization shall be specified in the Grant Agreement.

(c) Authorization Conditions. Within the limitations of the terms of this Plan, the Manager has the right to determine the terms and conditions of each Authorization, including but not limited to conditions for the disposal of Restrictive Shares, recovery provisions, forfeiture provisions, payment methods at the time of Authorization settlement, contingent payment arrangements, and conditions for satisfaction of any performance. Each Authorization shall be subject to the terms of the specific Grant Agreement. Manager may independently set Authorization criteria, and the number or value of Authorizations a Grantee can obtain depends on the extent to which they meet those Authorization criteria. The granting criteria formulated by the Manager may include, but are not limited to, the Grantee’s post category, post level, personal performance, etc. These granting criteria may apply to the Company and/or Related Entity.

(d) Independent Program. For the purpose of granting a particular form of Authorization to one or more categories of Grantees, the Manager may establish one or more separate programs under this Plan, and the terms and conditions of which may be determined by the Manager from time to time.

(e) Authorization Validity Period. Unless otherwise expressly provided in the grant notice and/or Grant Agreement, each Authorization shall be valid for a period not exceeding [five (5) years] from the date of Authorization.

(f) Transferability of Authorization and/or Shares.

(i)        Except as otherwise provided in this Plan or the Grant Agreement, the Grantee shall not sell, assign, delegate, mortgage, pledge or otherwise dispose of the Authorizations it has accepted and/or any Shares (including the right to distribute benefits obtained from the Trust Platform) acquired under the Authorizations without the approval of the Manager.

(ii)       After the Company completes the IPO (Initial Public Offering) and releases the restrictions, subject to Applicable Laws, the requirements of the underwriters (including but not limited to the requirements regarding the lock-up period) and the provisions of this Plan, the Grantee may dispose of the Shares under the Authorization through secondary market sales. Following the completion of the Company’s IPO and the release of the restrictions, the Grantee may sell the Shares under the Authorization in the following two circumstances: (x) the Grantee’s Continuous Service with the Company or Related Entity has been five (5) years, then he/she has the right to sell all or part of the Shares under the Authorization at any subsequent time; or (y) the Grantee’s Continuous Service with the Company or Related Entity is less than five (5) years, for each full one (1) year of Continuous Service of the Grantee in the Company or the Related Entity, his/her cumulative right to sell the Shares under the Authorization does not exceed the total number of Shares he/her has acquired under the Authorization * twenty percent (20%) * the complete number of his/her Continuous Service year number. If the Grantee intends to sell the Shares under any Authorization, the Grantee may give written notice to the Company to sell all or part (as the case may be) of the Shares he/she has acquired under the Authorization, and the Company will receive such written notice within [five (5) trading days] after the notification, and when the stock exchange allows, it will deal with the request for the sale of Shares by the Grantee, and have the right to choose: (x) to dispose of the relevant Shares by instructing the Trust Platform, and to distribute the relevant income to the Grantee; or (y) to distribute the relevant Shares to the individual securities account designated by the Grantee by instructing the Trust Platform. After the income distribution is completed, the Grantee is no longer the beneficiary of the Trust for all or part of the disposed Authorization and the Shares thereunder, and the Manager has the right to directly instruct the Settlor of Trust to order the Trust Platform and its related Trusts to change the beneficiary share or list accordingly without the cooperation of the Grantee to sign any further documents. Any tax incurred by the Grantee on the disposal of any Shares under the Authorization pursuant to this Article shall be borne by the Grantee.

(iii)      In the event that the Continuous Service of the Grantee is terminated due to the death of the Grantee, the Authorization and Shares that the Grantee may retain under Article 9(a) shall be inherited and distributed in accordance with the will of the Grantee or the Applicable Laws, and the following Subjects may obtain the reserved Authorization and Shares : (x) one (and only one) authorized beneficiary Subject named by the deceased Grantee; or (y) if there is no effectively named beneficiary Subject, the legal representative of the deceased Grantee, or the authorized Subject according to the will of the Grantee or stipulated by the Applicable Laws are the beneficiary subject. The terms of the Authorization are binding on the executors, managers, heirs, successors and assigns (collectively “Heirs”) of the deceased Grantee.

(g) Date of Authorization. In any event, the date on which an Authorization is granted shall be the date on which the Manager decides to grant the Authorization or such other date as the Manager may designate. The date of Authorization shall be expressly agreed in the grant notice and/or Grant Agreement.

7.         Grant Price, Consideration and Taxes of Authorization

(a) Grant Price. The grant price, if any, for an Authorization shall be determined by the Manager and expressly agreed in the grant notice and/or Grant Agreement. The Grantee shall pay the grant price in full within the validity period of the Authorization, and the overdue payment or failure to pay in full shall be deemed to be a waiver of the Authorization by the Grantee with regard to that part of the unpaid grant price.

(b) Consideration. Within the limits of Applicable Laws, the consideration paid for Shares issued as a result of the purchase Authorization, including the method of payment, shall be determined by the Manager. Considering that the Settlor of Trust has completed the actual capital contribution obligation to the Company through the Trust Platform, the grant consideration shall be paid to the Settlor of Trust. Except for any other kind of consideration that the Manager may determine, the Authorization consideration shall be paid in cash.

(c) Tax. The Grantee shall be responsible for all taxes related to the Authorization and the acceptance, transfer and disposal of Shares. Shares under this Plan (represented as the right to distribute the Trust interests) shall not be transferred to any Grantee until the Grantee has made arrangements acceptable to the Manager for the fulfillment of the income tax and payroll tax payment obligations to be undertaken in accordance with the requirements of Applicable Laws. Once the Shares are delivered, the Company and/or the Related Entity and/or Trust Platform for which the Grantee serves shall have the right to withhold or collect from the Grantee an amount sufficient to meet the aforesaid tax obligations. At the time of grant of the Shares, the Grantee shall have the right to elect: (x) to cause the full lump sum tax on the Shares under the Authorization (whether all or part of the grant price is paid or not) as required by Applicable Laws at the time of grant to be paid by the Company or other eligible Subject; (y) after the Company completes the IPO and releases the restriction, when the Grantee disposes of the Shares under the Authorization, the tax on the disposed Shares shall be withheld and paid by the Company or other eligible Subject in accordance with the requirements of the then Applicable Laws.

8.       Issue of Shares

(a) The Shares used for authorized issuance under this Plan have been actually issued to the Trust Platform for holding, and the Shares issued under the Authorization under this Plan will be reflected as the right to distribute the interests of the corresponding Shares of the Trust Platform.

(b) Considering that the Grantee does not actually hold the Company’s Shares issued under the Authorization, the Grantee does not have the corresponding voting rights of the relevant Shares; the Grantee, as the beneficiary of the Trust Platform, the Company may require the Grantee to recognize and agree not to challenge or take legal actions against the Trust.

9.       Termination of Continuous Service, Loss of Authority and Right of Recovery.

(a) Continuous Service terminated due to death or Disability. Unless otherwise specified by the Plan or otherwise determined by the Manager, in the event that a Grantee’s Continuous Service terminates due to death or Disability,

(i)       If the death or Disability of the Grantee is caused by work-related reason, the Grantee or the successor of the Grantee under Article 6(f)(iii) may retain all the Shares issued under the Authorization (whether or not the Grantee’s Continuous Service with the Company or Related Entity has been five (5) years), and disposal shall be carried out in accordance with this Plan and the Grant Agreement.

(ii)       If the death or Disability of the Grantee is not caused by work-related reason, the Grantee or the successor of the Grantee under Article 6(f)(iii) may retain twenty percent (20%) of the Shares issued under the Authorization (the maximum shall not exceed one hundred percent (100%) for each consecutive one (1) year of the Grantee’s service, and the remaining Shares shall be recovered by the Company and the Settlor of Trust. If the Grantee has paid the grant price for the remaining Shares, the interest shall be recovered calculated as initial price of the remaining Shares plus the annualized 4% simple interest of the initial price from the date of actual payment to the date of payment of recovery price. If the Grantee has not paid the grant price for the remaining Shares, it shall be recovered free of charge.

(b) Other Circumstances of Termination of Continuous Service. Unless otherwise provided in the Plan or determined otherwise by the Manager, in the event that the Grantee’s Continuous Service is terminated for any reason other than death or Disability, the Grantee may retain twenty percent (20%) of the Shares issued under the Authorization (the maximum shall not exceed one hundred percent (100%) for each (1) year of Continuous Service, the remaining Shares shall be recovered by the Company and the Settlor of Trust. If the Grantee has paid the grant price for the remaining Shares, the interest shall be recovered calculated as initial price of the remaining Shares plus the annualized 4% simple interest of the initial price from the date of actual payment to the date of payment of recovery price. If the Grantee has not paid the grant price for the remaining Shares, it shall be recovered free of charge.

(c) Payment of Repurchase Price. Among the aforesaid recovery prices:

(i)       Before the Company completes the IPO (x) the part below or equal to the initial price shall be actually paid by the Settlor of Trust to the Grantee; (y) the part exceeding the initial price shall be actually paid by the Company to the Grantee;

(ii)       on and after the date on which Company completes the IPO, the recovery price shall be actually paid by the Settlor of Trust to the Grantee, but if it is still in the lock-up period, the actual payment of the recovery price will be completed by the Settlor of Trust [within five (5) working days].

(d) If the identity of the Grantee changes between the specific positions corresponding to the eligible incentive parties, the Continuous Service shall not be regarded as interrupted or terminated, and the Authorization shall remain valid unless otherwise determined by the Manager. If the identity of the Grantee is changed to another identity that does not meet the Authorization qualification conditions, the Authorization and the Shares issued thereunder shall remain valid only provided that the Manager confirms that the new identity status does not affect the Authorization, otherwise, it will be deemed that the Continuous Service is terminated, and it shall be dealt with in accordance with Articles 9(a) and (b) above depending on the reasons for the change of status.

(e) Loss of Authorization. In the event of any of the following circumstances (each of which constitutes a “Major Violation”) during the Continuous Service of the Grantee, whether or not the Continuous Service of the Grantee is terminated due to such circumstances, all Shares issued by the Grantee under the Authorization shall be recovered immediately by the Settlor of Trust at the initial price:

(i)        The Grantee violates the provisions of non-competition agreement, non-solicitation agreement or agreement with similar substance entered into with the Company or Related Entity;

(ii)       the Grantee violates the provisions of confidentiality agreement or obligation, intellectual property agreement or agreement with similar substance entered into with the Company or Related Entity;

(iii)      the Grantee violates the labor contract entered into with the Company or Related Entity, various rules and regulations, or policies and regulations of the Company or Related Entity, and thus causes significant economic losses to the Company or Related Entity;

(iv)      the Grantee seriously violates the duty of loyalty, or conducts dereliction of duty, misconduct of duty or malpractice, and thus causes significant damage to the Company or Related Entity;

(v)       the Grantee accepts bribes, solicits bribes, embezzles, steals, embezzles the property of the Company or Related Entity, etc., which damages the interests and reputation of the Company or Related Entity, or conducts other acts of dishonesty, fraud, or breach of Trust, which cause losses to the Company or Related Entity;

(vi)      the Grantee defames, slanders, spreads rumors that are unfavorable to the Company or Related Entity, etc., which has a bad influence on the Company or Related Entity;

(vii)     the Grantee has violated criminal law or violated civil law by virtue of his official conduct (excluding less serious acts such as violations of traffic laws);

(viii)    in case that the Grantee is a senior executive, the Grantee’s annual performance for two (2) consecutive years after the Authorization is obtained is at Level C or below;

(ix)      in case that the Grantee is a senior executive, the Grantee fails in the annual duty reporting for two (2) consecutive years after obtaining the Authorization;

(x)       other circumstances that adversely or negatively affect the Company or Related Entity as agreed by the Manager.

If, after the Grantee’s Continuous Service has been terminated not due to a Major Violation, the Grantee is determined to have committed a Major Violation during the Continuous Service, in case that the Grantee or his/her successor retains any part of the Authorization or Shares pursuant to Article 9(a) and (b) at that time, all such retained Authorization and Shares shall be immediately recovered by the Settlor of Trust at the initial price.

(f) Recovery. If the Company and the Settlor of Trust withdraw all or part of the Authorization or the Shares under this Plan, the Manager shall have the right to directly instruct the Settlor of Trust to instruct the Trust Platform and its related Trusts to change the beneficiary Shares or the list of beneficiaries without Grantee’s cooperation in signing any further documents.

10.       Adjustment after Capital Change. Subject to the required corporate shareholder procedures, the number of Shares corresponding to each Authorization issued, the number of Shares authorized to issue under the Plan, for which however the corresponding Authorization has not been granted, or which has been withdrawn into the Plan, the grant price of the Authorization issued, and any other conditions the Manager deems necessary to be adjusted, will be adjusted proportionally as follows: (i) the increase or decrease in the number of Shares issued, which has been made due to stock split, reverse stock split, Share dividend, Share consolidation or reclassification, or similar transactions affecting the Share; (ii) any other increase or decrease in the number of Shares issued, which has been carried out without consideration received; or (iii) other transactions related to the ordinary Shares determined at the discretion of the Manager, including establishment of new company or merger, merger by absorption, acquisition of assets or equity interests, division (including spin-offs or other distributions of shares or property), reorganizations, liquidations (whether in part or in whole), or other similar transactions; however, the conversion of the Company’s convertible securities shall not be deemed as a transaction “which has been carried out without consideration received”. The aforesaid adjustments shall be made by the Manager and his decision shall be final, binding and conclusive. Unless otherwise determined by the Manager, the issuance of Shares of any type or securities convertible into Shares of any type in the Company shall not affect nor adjust the number or price of Shares under the Authorization. In the event of a spin-off transaction, the Manager shall have the right to make such adjustments or other actions it deems appropriate to the Authorizations issued under the Plan at its sole discretion, including but not limited to: (i) adjusting the number, type of the Shares, the exercise or purchase price of each Share and the conditions for the disposal of the Shares under the issued Authorization, or (ii) the replacement, exchange or authorization to purchase securities of the subsidiary; however, the Manager shall not be obligated to make or taken any of the aforesaid adjustments or actions.

11.       Entire Company Sale and Change of Control

(a)       Entire Company Sale. Unless otherwise provided in a separate Grant Agreement or other written agreement between the Company and the Grantee, in case of an Entire Company Sale (excluding an Entire Company Sale that is also a Change of Control), each Authorization may be Inherited and Superseded before the effective date of the Entire Company Sale; for the part of the Authorization that is not Inherited or Superseded, if the Continuous Service of the Grantee with the Company is not terminated before the specific effective date of the Entire Company Sale, any right of repurchase or forfeiture or other restrictions on Shares under the Authorization shall be automatically and fully released before the effective date.

(b)       Change of Control. Unless otherwise provided in a separate Grant Agreement or other written agreement between the Company and the Grantee, in case of a Change of Control (excluding a Change of Control that is also an Entire Company Sale), if the Grantee’s Continuous Service with the Company is not terminated before the specific effective date of the Change of Control of the Company, for each Authorization issued under the Plan, any right of repurchase or forfeiture or other restrictions on Shares under the Authorization shall be automatically and fully released before the effective date.

(c)       Termination of the non-Inherited and Superseded portion of Authorization in the Entire Company Sale. Upon the effective completion of the Entire Sale, all Authorizations issued under the Plan shall terminate, but all portions of the Entire Sale that have been Inherited or Superseded shall not terminate.

(d)       Other Mechanisms. Except as otherwise provided in a separate Grant Agreement or other written agreement between the Company and the Grantee, subject to the provisions of Applicable Laws, in case of an Entire Company Sale or a Change of Control, the Manager may make other mechanisms, such as terminating any Authorization and withdrawing the Authorization in cash based on the value of the Shares at the time of the Entire Company Sale or Change of Control (as the case may be).

(e)       Participation in Transactions. Unless otherwise requested by the counterparty to the transaction of the Entire Company Sale or Change of Control, the Trust Platform will participate in the relevant transaction in proportion jointly with Jie&Hao Holding Limited controlled by Shen Ziyu and Minghao Group Limited controlled by Li Shufu.

12.       Effective Date and Duration of Plan. The Plan shall take effect on the date of approval by the Board of Directors of the Company, and if it is subject to the approval of the Company’s Shareholders in accordance with Applicable Laws before it takes effect, the Plan shall take effect on the date of approval by the Company’s Board of Directors or the Board of Shareholders, whichever is later (the “Effective Date”). Subject to Applicable Laws, Authorization may be granted after the Plan becomes effective. Unless terminated earlier, the Plan will be valid for ten (10) years from the Effective Date (“Plan Validity”) and no further Authorizations may be made under the Plan after the Plan expires. Any issued Authorizations shall remain in effect in accordance with the terms of the Plan and the applicable Grant Agreement until the expiry of the Plan Validity.

13.       Amendment, Suspension and Termination of the Plan

(a) Any amendments to the Plan by the Manager (including amendment to the Validity of the Plan), suspension and termination shall be approved by the Board of Directors, provided, however, that such amendment, suspension or termination shall be subject to the approval of the Company’s shareholders if required by Applicable Laws, or if the amendment involves any content of Article 4(b)(vi) or 13(a) of the Plan, no amendment shall be made accordingly without the approval of the shareholders of the Company.

(b) No Authorization may be made during the suspension of plan or after the termination of plan.

(c) Except as determined in good faith by the Manager, any suspension or termination of the Plan (including termination of the Plan pursuant to Article 11) shall not materially adversely affect any rights that have been granted to Grantee.

14.       Reservation of Share. During the validity of the Plan, the Company shall always ensure that the Trust Platform holds sufficient Shares to ensure that the needs of the Plan are satisfied.

15.       No Impact on Employment Relationship Terms. This Plan does not confer any rights to the Grantee in relation to continued employment, nor does it affect the right of the Grantee, or the Company or Related Entity, to terminate the Grantee’s continued employment at any time.

16.       No Impact on Retirement and Other Benefit Plans. Unless expressly agreed otherwise in the Company’s or the Related Entity’s retirement plan or other benefit plan, Authorization shall not be deemed compensation in the calculation of earnings or contributions to any of the Company’s or Related Entity’s retirement plans, and shall not affect any other type of benefit plans, or the benefit under any benefit plan established thereafter, under which an amount of available benefit is related to the salary level. Notwithstanding the foregoing provisions, unless otherwise determined by the Manager, the Grantees who have obtained Authorization under this Plan will no longer participate in other equity or option incentive plans of the Company.

17.       No Reward Rights. No person eligible to participate in the Plan may unilaterally assert rights authorized under the Plan, and the Company or the Manager is not obliged to treat all persons eligible to participate in the Plan in a consistent manner.

18.       No Shareholder Rights. All Authorizations made under this Plan do not grant the rights of the Grantee to any shareholder of the Company.

19.       IPO. At the IPO of Shares, the Grantee shall agree that the Trust Platform signs all agreements with any underwriters, coordinators, bankers or sponsors appointed by the Company for the purpose of the IPO. To this end, the Grantee shall confirm that the Trust Platform has the right to sign on its own behalf, or authorize the Board of Directors or other Subjects designated by the Board of Directors sign on behalf of the Trust Platform, all agreements with any underwriters, coordinators, bankers or sponsors appointed by the Company for the purpose of completing the IPO, and to take all necessary and appropriate actions and sign all necessary and appropriate documents.

20.       No Financial Preparation Obligations. Regardless of the purpose, the Company or the Trust Platform has no obligation to reserve funds or to mortgage with regard to the payables to the Grantee under this Plan. Neither the Company nor the Trust Platform will be required to segregate any amounts from its general funds or establish any Trust or any special account for such obligation. Any investment by the Company or Trust Platform, or any establishment or maintenance of a Trust or the Grantee’s account, will not constitute a fiduciary or loyal relationship between the Manager, the Company or Trust Platform and the Grantee, nor will any encashment or beneficial rights of the Grantee or the Grantee’s creditors in the assets of the Company or Trust Platform. Regardless of any changes in the value of any assets invested or reinvested by the Company or Trust Platform based on this Plan, the Grantee shall have no right to make any claims against the Company or Trust Platform.

21.       Entire Plan. This Plan, the separate Grant Agreement, the grant notice, together with all Exhibits, are restatements and amendments to the 2019 Restrictive Share Incentive Plan (Trust) (the “Original Incentive Plan”) adopted in December 6, 2019, constitute and become the entire Restrictive Share Incentive Plan and the Parties’ entire understanding of the matters referred to herein, supersede any or all prior negotiations, correspondences, agreements, understandings, memorandums, responsibilities or obligations between the Parties on the relevant matters, and shall supersede and replace the Original Inventive Plan in all respects from the date this Plan being effective.

22.       Interpretation. Headings in this Plan are for convenience only and shall not affect any meaning or interpretation of the terms of this Plan. The use of “or” is not intended to be exclusive, unless otherwise expressly indicated in the context.